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                              Exhibit 99.1


                      NORTHEAST COMMUNITY BANCORP, INC.
                             ADDS A NEW DIRECTOR

White Plains, New York - October 26, 2006 - Northeast Community Bancorp, Inc. (NASDAQ: NECB) announced today that John F. McKenzie has been appointed to the Company's board of directors, effective October 25, 2006. In making the appointment, the Company increased the size of its board of directors from eight to nine members.

Mr. McKenzie is the owner of a private insurance agency in Orange, Connecticut, which provides multi-line personal and commercial insurance products. Mr. McKenzie has been in the insurance business for the past seventeen years. Commenting on the appointment of Mr. McKenzie, Kenneth A. Martinek, Chairman, President and Chief Executive Officer of the Company, said that NECB is fortunate to have the services of such an experienced member of the insurance industry and that he and the entire board look forward to working with Mr. McKenzie.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank, which operates five full-service offices in New York and a loan production office in Wellesley, Massachusetts.


Contact:

Northeast Community Bancorp, Inc.
Kenneth A. Martinek, (914) 684-2500